EXHIBIT 10.6

TRUEBLUE, INC.
RESTRICTED STOCK UNIT GRANT NOTICE
(“Grant Notice”)

(TrueBlue 2016 Omnibus Incentive Plan as Amended and Restated)

TrueBlue, Inc. (the “Company”), pursuant to its TrueBlue 2016 Omnibus Incentive Plan as Amended and Restated (the “Plan”), grants to Participant named below, as of the Date of Grant, the number of restricted share units (“Restricted Share Units” or “RSUs”) set forth below. Each RSU represents the contingent right to receive a share of the Company’s common stock (“Share”) if the RSU becomes vested. The RSUs granted hereunder are subject to the terms and conditions in this Grant Notice and to the terms of the Plan, which is incorporated by reference herein in its entirety. Copies of the Plan are available upon request. Subject to the limitations contained herein, the details and terms of your award are as follows:

Participant:                        «Full_Name»
Number of RSUs Granted:                «Shares»
Date of Grant:                        «Date_of_Grant»
Grant Notice Confirmation Date:                «Confirmation_Date»

1.VESTING TERMS:

2.ISSUANCE OF SHARES OF STOCK: Within 30 days following the earlier of (i) the applicable vesting date set forth in Section 1 and (ii) Participant’s “separation from service” from the Company (within the meaning of Code Section 409A), the Company shall issue to the Participant, on a one-for-one basis, a number of Shares equal to the number of RSUs that have vested pursuant to this Grant Notice, provided in each case that Participant has satisfied its tax withholding obligations with respect to such vesting as described below. Shares, in a number equal to the number of RSUs that have so vested, will be issued by the Company in the name of Participant by electronic book-entry transfer or credit of such shares to Participant’s account maintained with such brokerage firm or other custodian as the Company determines. Participant shall thereafter have all the rights of a stockholder of the Company with respect to such shares. Notwithstanding the foregoing, the exact settlement date of the Shares underlying a vested RSU shall be determined by the Company in its sole discretion (and Participant shall not have a right to designate the time of payment).

3.VESTING AND FORFEITURE OF RESTRICTED STOCK UNITS.

(a)     Termination of Employment. Subject to the limitations contained herein, you will vest in your RSUs over the period noted above, provided that vesting will cease upon the termination of your employment with the Company and its subsidiaries and affiliates. Any RSUs in which you are not vested when you terminate employment with the Company and its subsidiaries and affiliates shall be forfeited and void on your employment termination date, unless provided for otherwise in your employment agreement.

(b)     Change in Control. If there is a Change in Control (as defined in your Change in Control Agreement) while you are employed by the Company or any subsidiary or affiliate of the Company, and you are terminated without Cause or you Terminate for Good Reason (each as defined in your Change in Control Agreement) before the third anniversary of such Change in Control, your RSUs shall become immediately 100% vested upon such Change in Control and subsequent termination.

(c)     Retirement. If you retire (voluntarily terminate your employment) from the Company, and are: (i) at least 55 years of age, and (ii) have completed 10 years of service with the Company, then at the time of your retirement, RSUs that would normally vest at the next scheduled vesting will be prorated based on the days worked since the last vesting date and will vest on your retirement.

RSU Grant Notice

4.NUMBER OF RESTRICTED STOCK UNITS. The number of RSUs referenced in your Grant Notice may be adjusted from time to time for changes in the Company’s capital structure at the Board’s sole discretion, as provided in the Plan.

5.DIVIDEND EQUIVALENTS. On each date that a cash dividend is paid to holders of Shares during the Vesting Period, an amount (the “Dividend Equivalent Amount” ) equal to the cash dividend that is paid on each Share, multiplied by the number of unvested RSUs and any Dividend Equivalent RSUs (as defined below) that remain unvested and outstanding as of the dividend payment date, shall be credited for the benefit of the Participant, and such credited amount shall be converted into an additional number of RSUs (“Dividend Equivalent RSUs” ) determined by dividing the Dividend Equivalent Amount by the Fair Market Value of a Share on the dividend payment date, rounded up or down to the nearest whole number. During the period beginning immediately following the last day of the Vesting Period and ending on the date the RSUs granted hereunder are paid, Dividend Equivalent RSUs will accrue on any RSUs and any Dividend Equivalent RSUs. Dividend Equivalent RSUs will be subject to the same conditions as the underlying RSUs with respect to which Dividend Equivalent RSUs were paid, including, without limitation, the vesting conditions and the provisions governing time and form of settlement applicable to the underlying RSUs. Unless expressly provided otherwise, as used elsewhere in this Agreement, “RSUs” shall include any Dividend Equivalent RSUs that have been credited to the Participant’s account. However, any amounts that may become payable in respect of this Section 5 shall be treated separately from the RSUs and the rights arising in connection therewith for purposes of Code Section 409A.

6.    OWNERSHIP AND TAXATION UPON VESTING IN RESTRICTED STOCK UNITS.

(a)Until you vest in your RSUs, the RSUs shall be held by the Company on your behalf. Your ownership of the RSUs shall be evidenced by appropriate entry on the books of the Company or of a duly authorized agent of the Company, or other appropriate means as determined by the Company.

(b)You shall pay, or make adequate arrangements satisfactory to the Company or a subsidiary or affiliate of the Company to pay, any sums required to satisfy the federal, state, local, and foreign tax withholding obligations of the Company or a subsidiary or affiliate of the Company, if any, which arise in connection with your vesting in or settlement of the RSUs. You hereby authorize the Company (or a subsidiary or affiliate of the Company that employs you) to withhold from payroll and any other amounts payable to you, and otherwise agree to make adequate provision for, sums to satisfy the required tax withholdings. Alternatively, or in addition, if permissible under local law, the Company may (i) sell or arrange for the sale of a portion of the RSUs to satisfy the withholding obligation and/or (ii) reclaim ownership of a portion of the RSUs, provided that the Company shall retake ownership in only the amount of RSUs necessary to satisfy the minimum withholding amount. To the extent that any FICA tax withholding obligations arise in connection with the RSUs prior to the date on which such RSUs should otherwise become payable to you, then the Company may accelerate the payment of a number of RSUs sufficient to satisfy (but not in excess of) such tax withholding obligations and any tax withholding obligations associated with such accelerated payment, and the Company or a subsidiary or affiliate may withhold such amounts in satisfaction of such withholding obligations. You shall pay to the Company (or the subsidiary or affiliate of the Company that employs you) any amount needed to pay the tax withholding obligations that cannot be satisfied by the means previously described. The Company may refuse to release the transfer restrictions on the RSUs if you fail to meet your tax withholding obligations.

(c)In lieu of releasing restrictions on fractional RSUs, on the vesting of a fraction of a RSU, the Company shall vest the entire RSU where the fraction represents 0.5 or more of the RSU and shall not vest any of the RSU where such fraction represents less than 0.5 of the RSU.

(d)By accepting the Grant Notice through accepting the RSU grant at the Merrill Lynch website, you agree not to sell any of the Shares in which you become vested at a time when applicable laws or Company policies prohibit a sale.

(e)All RSUs are only convertible into Shares. At the time of vesting and converting of RSUs into Shares, you have no right to convert any RSU directly into cash. After RSUs have been converted into Shares,
RSU Grant Notice

you may sell, trade, or otherwise dispose of such Shares as you wish, subject to applicable laws, rules, and agreements regarding such Shares.
(f)In the event ownership of RSUs is prohibited due to foreign exchange, securities regulations, or other provisions of applicable law, you shall receive cash proceeds in an amount equal to the value of the Shares otherwise distributable to you upon vesting in the RSUs, net of the satisfaction of the requirements of Section 6(b) above.

7.    TRANSFERABILITY. Your right in the RSUs awarded under the Grant Notice and any interest therein may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner, other than by will or by the laws of descent or distribution, prior to the settlement of such RSUs.

8.    RESTRICTED STOCK UNIT AWARD NOT A SERVICE CONTRACT. Your award of RSUs is not an employment or service contract, and nothing in your award shall be deemed to create in any way whatsoever any obligation on your part to continue in the employ of the Company or a subsidiary or affiliate of the Company, or any obligation on the part of the Company or a subsidiary or affiliate of the Company to continue your employment. In addition, nothing in your award shall obligate the Company or a subsidiary or affiliate of the Company, their respective shareholders, boards of directors, officers, or employees to continue any relationship that you might have as a Director or Consultant for the Company or a subsidiary or affiliate of the Company.

9.    GOVERNING PLAN DOCUMENT. Your RSU award is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your award, and is further subject to all interpretations, amendments, rules, and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the terms of an employment agreement, Change in Control Agreement, this Grant Notice, and the Plan, the documents shall govern in the order listed herein, to the extent permitted by the terms of the Plan. Participant further acknowledges that as of the Date of Grant, this Grant Notice, Participant’s employment agreement, and the Plan set forth the entire understanding between Participant and the Company regarding the acquisition of the RSUs granted hereunder and supersede all prior oral and written agreements on that subject. Establishing a brokerage account as set forth below and/or accepting the RSUs granted hereunder shall constitute agreement to the terms above and any other referenced terms.

10.     ACKNOWLEDGEMENTS: Unless Participant contacts the Company’s Chief Legal Officer’s office in writing within 30 days of the date of this Grant Notice, Participant acknowledges receipt of, and understands and agrees to, this Grant Notice, and understands that a copy of the Plan is available upon request.

11.    NO RIGHTS AS A STOCKHOLDER. Neither the RSUs nor this Grant Notice shall entitle Participant to any voting rights or other rights as a stockholder of the Company until Shares have been issued in settlement thereof.

12.     BROKERAGE ACCOUNT: Participant agrees to establish and maintain a brokerage account with a financial institution designated by the Company, which is currently Merrill Lynch. The Participant will not be able to accept the award or sell any shares vested under this agreement until such a brokerage account is created.

13.     DISCLAIMER: The Company undertakes no duty or responsibility for providing periodic updates to you in the future as it relates to this award.

14.    GOLDEN PARACHUTE TAXES. In the event that any amounts paid or deemed paid to you pursuant to the Grant Notice are deemed to constitute “excess parachute payments” as defined in Code Section 280G (taking into account any other payments made to you under the Plan and any other compensation paid or deemed paid to you), or if you are deemed to receive an “excess parachute payment” by reason of the acceleration of vesting of your RSUs granted under the Plan due to a Change in Control or Corporate Transaction (as defined in the Plan), the amount of such payments or deemed payments shall be reduced (or, alternatively, the number of RSUs that become 100% vested shall be reduced), so that no such payments or deemed payments shall constitute excess parachute payments. The determination of whether a payment or deemed payment constitutes an excess parachute payment shall be in the sole discretion of the Company’s Board.
RSU Grant Notice

15.     CODE SECTION 409A. This award and payments made pursuant to this Grant Notice and the Plan are intended to qualify for an exemption from or comply with Code Section 409A. Notwithstanding any other provision in this Grant Notice and the Plan, the Company, to the extent it deems necessary or advisable in its sole discretion, reserves the right, but shall not be required, to unilaterally amend or modify this Grant Notice and/or the Plan so that the RSUs granted to the Participant qualify for exemption from or comply with Code Section 409A; provided, however, that the Company makes no representations that the RSUs shall be exempt from or comply with Code Section 409A and makes no undertaking to preclude Code Section 409A from applying to the RSUs. Nothing in this Grant Notice or the Plan shall provide a basis for any person to take action against the Company or any Subsidiary or Affiliate based on matters covered by Code Section 409A, including the tax treatment of any amount paid or Award made under this Grant Notice, and neither the Company nor any of its Subsidiaries or Affiliates shall under any circumstances have any liability to any Participant or his or her estate or any other party for any taxes, penalties or interest imposed under Code Section 409A for any amounts paid or payable under this Grant Notice. Notwithstanding anything to the contrary in this Grant Notice, no amounts shall be paid to you under this Grant Notice during the six (6)-month period following your “separation from service” (within the meaning of Code Section 409A) to the extent that the Company determines you are a “specified employee” (within the meaning of Code Section 409A) at the time of such separation from service and that paying such amounts at the time or times indicated in this Grant Notice would be a prohibited distribution under Code Section 409A(a)(2)(B)(i). If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such six (6)-month period (or such earlier date upon which such amount can be paid under Code Section 409A without being subject to such additional taxes), the Company shall pay you in a lump sum all amounts that would have otherwise been payable to you during such six (6)-month period under this Grant Notice.

16.     DATA PRIVACY CONSENT. In order to administer the Plan and to implement or structure future equity grants, the Company and certain agents thereof (together, the “Relevant Companies”) may process any and all personal or professional data, including but not limited to Social Security or other identification numbers, home address, and telephone number, date of birth, and other information that is necessary or desirable for the administration of the Plan (the “Relevant Information”). By receiving the Grant Notice, the Participant (i) authorizes the Company to collect, process, register and transfer to the Relevant Companies all Relevant Information; (ii) waives any privacy rights the Participant may have with respect to the Relevant Information; (iii) authorizes the Relevant Companies to store and transmit such information in electronic form; and (iv) authorizes the transfer of the Relevant Information to any jurisdiction in which the Relevant Companies consider appropriate. The Participant shall have access to, and the right to change, the Relevant Information. Relevant Information will only be used in accordance with applicable law.

TRUEBLUE, INC.

By:
Signature
Name:    Garrett R. Ferencz
Title:    EVP, Chief Legal Officer
Date:

RSU Grant Notice